EXHIBIT 10.3

AMENDMENT TO

MASTER SERVICES AGREEMENT

This Amendment (“Amendment”) is entered into effective as of the last date signed below (the “Effective Date”), by and between Celldex Therapeutics, Inc., with offices located at 119 Fourth Avenue, Needham, MA 02494 (“Celldex”), and Novella Clinical Inc., a Delaware corporation with principal offices located at 4309 Emperor Blvd., Suite 400, Durham, North Carolina 27703, formerly Prologue Research Internaltional, Inc. (“Novella”).

WHEREAS, Prologue Research International, Inc. (“Prologue”) and Celldex entered into that certain Master Services Agreement, dated effective March 29, 2010 (hereinafter the “MSA”); and

WHEREAS, Prologue was acquired by Novella Clinical, Inc. (“Novella”) effective December 31, 2010;

WHEREAS, the MSA between Prologue and Celldex included a provision that allowed assignment of the MSA to a successor which has the financial and operational capacity to perform the obligations set forth in the MSA;

WHEREAS, the parties mutually desire to amend the MSA in the manner set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. That the parties to this MSA are now Novella and Celldex.

2. The following language is added to Section 1 Services of the MSA:

Section 1.9 Investigator Payments. If Novella will be paying Investigators on behalf of Celldex, Novella will request advance funds for payments to sites. Novella’s initial invoice will estimate the administrative costs for the sites (Le., non-refundable setup fees, IRB fees, etc). For the per patient fees, Novella will estimate and invoice for the site reimbursement fees on a quarterly basis utilizing enrollment projections agreed to with Celldex. Should additional funds be required during the payment time frame established in the Work Order, Novella will submit an invoice to Celldex as soon as practical. Investigator payments are pass-through expenses and will be subject to the terms detailed in the Investigator Agreement with each site. Novella will not issue any payment to a site until funds are received from Celldex. Novella will provide Celldex with an accounting of funds disbursed to Investigators on a monthly basis and will reimburse any funds paid by Celldex which are not required to be passed on to Investigators. If VAT is charged by a site, Novella will pass this tax onto Celldex as a pass-through payment.

Section 1.10 Vendor Payments. If Novella will be paying outside Vendors on behalf of Celldex, Novella will provide Celldex with an estimate of the funding required for this purpose for each calendar quarter not later than 30 days prior to the start of said quarter. Celldex will transfer the required funding to Novella not less than three days prior to the beginning of the quarter. Payments will be subject to the terms detailed in the specific agreements between the parties. Should additional funds be required in a quarter, Novella will submit a request to Celldex with appropriate documentation as soon as practicable. If not all funds are projected to be disbursed by the end of a given quarter, Novella will adjust the forecast for the following quarter accordingly. Novella will provide Celldex with an accounting of funds disbursed to Vendors, including applicable administration fees on a monthly basis and will reimburse any funds paid by Celldex which are not required to be passed on to Vendors. No payments will be made to Vendors until receipt of funds at Novella. Celldex shall be responsible for any late fees or penalties imposed on Novella by third party vendors as a result of late payments or nonpayment made by Celldex.

Section 1.11 Project Delay. In the event that a project delay or temporary project hold is requested by Celldex, the total sums payable by Celldex for Service Fees shall be prorated for actual Services completed in accordance with this MSA through the date of notification of delay or project hold. In addition, Celldex shall pay Novella for all noncancellable costs and for all Pass-through Costs, including those incurred in connection with the delay, as such costs are set forth in the SOW. Any final payment still owed to Novella, or any refund due Celldex, pursuant to this Section, will be made by Celldex or Novella, as applicable, within 30 days of the reconciliation invoice(s) from Novella. In the event the Celldex chooses to maintain Novella’s core team, the Parties shall negotiate in good faith to determine the appropriate amount to be paid by Celldex to Novella in light of the circumstances of delay, with such final agreement to be set forth in a amendment. Nothing herein obligates either Celldex or Novella to hold core team members for delays in excess of 60 days.

3. The following Sections of the MSA are revised:

Section 1.6Ca) Compliance with Applicable Laws is revised to add the following language,

(iv) the Medicines and Healthcare products Regulatory Agency, the European Medicines Agency and the General Medical Council;

(v) ICH Harmonised Tripartite Guideline for Good Clinical Practice (ICH_E-6) together with such other good clinical practice requirements as are specified in Directive 2001/20/EC of the European Parliament and the Council of 4 April 2001 relating to medicinal products for human use and in guidance published by the European Commission pursuant to such Directive;

(vi) Directive 200S/28/EC, the Human Rights Act 1998;

(vii) the Data Protection Act 1998, E.U. Data Protection Directive 9S/46/EC;

(viii) the Medicines Act 1968;

(ix) the Medicines for Human Use (Clinical Trial) Regulations 2004, and with all relevant guidance relating to medicines and clinical trials from time to time in force including, but not limited to, the World Medical Association Declaration of Helsinki entitled ‘Ethical Principles for Medical Research Involving Human Subjects’ (1996 version), the NHS Research Governance Framework for Health and Social Care (version 2, April 200S), guidelines from time to time in force and published by The Association of the British Pharmaceutical Industry in relation to clinical trials and in particular those entitled “Clinical Trial Compensation Guidelines” (1991), and the regulations promulgated pursuant thereto.

Section 2.1 Travel & Out-of-Pocket Expenses, sentence 3 previously read, “ In the event Prologue incurs a pass through cost in a currency other than US Dollars, the parties shall determine the amount payable based on the relevant conversion rate as reported in the Wall Street Journal on the invoice date,”

Section 2.1 Travel & Out-of-Pocket Expenses, sentence 3 is revised to read as follows, “In the event Novella incurs a pass through cost in a currency other than US Dollars, the parties shall determine the amount payable based on the relevant conversion rate as reported as the daily average ask price rounded to the closest hundredths place at www,Oanda.com on the last day of the month that the invoice is paid by Novella.”

Section 2.4 Applicable Taxes previously read, “Professional fees and out-of-pocket expenses shall be subject if necessary to VAT or other state or local taxes at the appropriate rate in force.”

Section 2.4 Applicable Taxes is revised to read, “On global studies, all fees are exclusive of Value Added Tax (VAT). Taxes (and any penalties thereon) imposed on any payment made by Celldex to Novella for Services shall be the responsibility of Novella, Celldex is responsible for payment of all indirect taxes, including VAT and custom duties.

Section 2.5 Payment in US Dollars is revised to add the following language, “For Statements of Work that involve the performance of Services or incurrence of expenses by Novella in any countries that use currencies other than U.S. Dollars, then the baseline exchange rate will equal the exchange rate as reported as the daily average ask price rounded to the closest hundredths place (“Exchange Rate”) at www,Oanda.com on the effective date of each Statement of Work (“SOW”), The Exchange Rate will be reviewed on a semi-annual basis as of each six month anniversary of the effective date of each SOW. If the average Exchange Rate for the ten trading days prior to the date of the semiannual review deviates by more than five percent in either direction of the Exchange Rate in effect, then the parties agree to adjust the costs on amounts invoiced from that point forward. If the gain or loss is less than five percent, then no adjustment will be made.”

Section 9.2 Payments shall be deleted in its entirety and replaced with the following language:

“Payments to Novella shall be made to:

If by Courier:	Or by Wire Transfer at the following:
Novella Clinical Inc.	Novella Clinical Inc,
PO BOX 63267	First Citizens Bank, RTP Branch
Charlotte, NC 28263-3267	Routing Number = #########
Tax ID#: ## #######	Account Number = ############
Tax ID#: ## #######

Section 10.1 Prologue Insurance is deleted in its entirety, and replaced with the following language, “Novella will maintain insurance during the term of this MSA at levels sufficient to support its obligations under each sow. The amount shall not be less than $1,000,000 for each occurrence, and $2,000,000 in the aggregate for Commercial General Liability, with an umbrella policy of $5,000,000 over top of the Commercial General Liability. Novella will provide copies of insurance certificates upon request and will give thirty (30) days prior written notification to Celldex of any cancellation or decrease in coverage in their coverage.”

Section 11.5 Maintenance of Records is deleted in its entirety and replaced with the following language:

“During the term of each SOW, Novella shall maintain all study related records and all other data obtained or generated by Novella in the course of providing the Services under that SOW, including all computerized records and files, in a secure area reasonably protected from fire, theft and destruction in compliance with all applicable laws and regulatory requirements. At the expiration or termination each SOW and upon written instruction of Celldex, all materials and all other data and information obtained or generated by Novella in the course of providing the Services hereunder shall, at Celldex’s option, be (i) delivered to Celldex at its offices in such form as is then currently in the possession of Novella, or (ii) disposed of, at the direction and written request of Celldex, unless such materials are otherwise required to be stored or maintained by Novella as a matter of law or regulation. Celldex shall have sole responsibility for the costs of shipping or destruction of the materials referred to herein. Celldex shall retain and be responsible for the performance of any carrier designated by Celldex for the shipping of materials. In no event shall Novella dispose of any materials or data or other information obtained or generated by Novella in the course of providing the Services hereunder without first giving Celldex sixty (60) days prior written notice of its intent to do so. Notwithstanding the foregoing, Novella may retain copies of any of the materials referred to herein as are deemed reasonably necessary, in Novella’s sole discretion, for regulatory or insurance purposes or to demonstrate the performance of its obligations hereunder, subject to its ongoing obligations to maintain the confidentiality of such materials.”

4. The following Sections are added to Section 11 Miscellaneous:

Section 11.13 Employment. Neither party shall not knowingly and intentionally, directly or indirectly, as a contractor, subcontractor, employer, joint venturer or otherwise, engage the services of any subcontractor, employee or agent of the other party who or which performs Services hereunder during the term of this engagement or for a period of one year following termination. The parties acknowledge that damages for any actual or anticipated breach of this MSA may be difficult or impossible to measure and therefore agree that in addition to any other legal or equitable rights, that either party shall be entitled to obtain temporary or permanent injunctive relief to enforce the terms hereof, all without notice or bond.”

Section 11.14 Inspections.

(a) Inspections by Sponsor. Novella shall cooperate with any internal review or audit by Celldex, and at Celldex’s sole cost and expense, make records pertinent to the contracted services available to Celldex and their agents for examination, during normal business hours subject to at least 10 business days advance notice to Novella, the facilities where the Services are being conducted, study documentation, study data and any other relevant information necessary to confirm that the Services are being conducted in conformance with applicable standard operating procedures, the specific SOW, this Agreement and in compliance with applicable laws and regulations. Novella shall provide copies of any records pertaining to Celldex’s project reasonably requested by Celldex during such review or audit. Audits shall be conducted by Celldex on site at Novella, in a manner designed to cause the least interruption to Novella. Celldex’s right to perform a standard audit shall be limited to one audit per 6 month period. “For cause” audits are not limited.

(b) Inspections by Regulatory Agency. During the term of this Agreement, Novella agrees to permit regulatory authorities to examine the facilities where the Services are being conducted, study documentation, study data and any other relevant information, including information that may be designated by one or both of the parties as confidential, reasonably necessary for regulatory authorities to confirm that the Services are being conducted in compliance with applicable laws and regulations. Novella will promptly notify Celldex of any regulatory inspection, where it may involve a relation to Celldex Services.lf the inspection is related to the project, if possible, Novella agrees to permit representatives of Celldex to be present during the portion of the inspection that relates solely to Celldex’s project, and promptly provide Celldex with relevant portions or summary of any report issued after the inspection. All inspection fees charged by regulatory agencies shall be invoiced to Celldex as a pass-through expense, and Celldex shall pay such inspection fee pursuant to the terms of Section 2.”

Except as amended hereby, the MSA shall remain in full force and effect without modification. In the event of inconsistency between the terms of the MSA and this Amendment, the terms of this Amendment shall govern. Capitalized terms used and not otherwise defined herein shall have the meaning set forth in the MSA.

IN WI1NESS WHEREOF, the parties have executed this Amendment to the MSA as of the Effective Date.

NOVELLA CLINICAL INC.		CELLDEX THERAPEUTICS, INC.

By:	/s/ Charles R. Lambert	By:	/s/ Anthony S. Marucci

Name:	Charles R. Lambert	Name:	Anthony S. Marucci

Title:	CFO	Title:	President & CEO

Date:	June 8, 2011	Date:	July 6, 2011